Exhibit 99.1

Mammoth Energy Services, Inc. Announces Pricing of Secondary Common Stock Offering
Oklahoma City, Oklahoma, June 26, 2018 – Mammoth Energy Services, Inc. (Nasdaq: TUSK) (“Mammoth”) announced today the pricing of an underwritten public offering of 4,000,000 shares of its common stock by certain selling stockholders. The underwriters intend to offer the shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The gross proceeds from the sale of the shares by the selling stockholders will be approximately $152.8 million. The underwriters have a 30-day option to purchase up to an additional 600,000 shares of common stock from the selling stockholders. Mammoth will not receive any proceeds for the sale of the shares by the selling stockholders.
Credit Suisse Securities (USA) LLC is acting as lead book-running manager for the offering and as representative of the underwriters for the offering. Barclays Capital Inc. is acting as a book-running manager. The offering of these securities will be made only by means of a prospectus supplement. When available, copies of the prospectus supplement for the offering and the accompanying base prospectus may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010 or by email at newyork.prospectus@credit-suisse.com.
The common stock will be sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.
About Mammoth Energy Services, Inc.
Mammoth is an integrated, growth-oriented energy service company serving (i) companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves and (ii) government-funded utilities, private utilities, public investor-owned utilities and co‑operative utilities through its energy infrastructure services division. Mammoth’s suite of services and products include: pressure pumping services, infrastructure services, natural sand and proppant services, contract land and directional drilling services and other services.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Mammoth assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Mammoth. Information concerning these risks and other factors can be found in Mammoth’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s website at http://www.sec.gov. Mammoth undertakes no obligation to update or revise any forward-looking statement.
Investor Contact:
Don Crist - Director of Investor Relations
dcrist@mammothenergy.com
(405) 608-6048

Media Contact:
Peter Mirijanian
peter@pmpadc.com
(202) 464-8803